EXHIBIT 5.1
Alston & Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com

Gregory M. Chait	Direct Dial: 404-881-4379	E-mail: greg.chait@alston.com
January 30, 2007
AIMCO Properties, L.P.
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
     Re: Registration Statement on Form S-4 (No. 333-136801)
Ladies and Gentlemen:
     We have acted as counsel to AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), up to $230,078,260 in partnership common units for issuance by the Partnership (the “Partnership Common Units”). Following the effectiveness of the Registration Statement, the Company intends to issue up to $230,078,260 of the Partnership Common Units in connection with the transaction (the “Transaction”) contemplated by that certain contribution agreement dated August 21, 2006 and amended on January 16, 2007 (as amended, the “Contribution Agreement”), in which VMS National Properties Joint Venture (“VMS”) will contribute certain of its properties to AIMCO Properties, LLC, a wholly owned subsidiary of the Partnership. We are furnishing this opinion letter pursuant to Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.
     We have examined the Certificate of Limited Partnership of the Partnership, as amended, the Third Amended and Restated Limited Partnership Agreement of the Partnership, as amended, records of proceedings of the general partner of the Partnership deemed by us to be relevant to this opinion letter, the Contribution Agreement and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court, Suite 600	The Atlantic Building
101 South Tryon Street, Suite 4000	New York, NY 10016	Raleigh, NC 27604-1062	950 F Street, NW
Charlotte, NC 28280-4000	212-210-9400	919-862-2200	Washington, DC 20004-1404
704-444-1000	Fax: 212-210-9444	Fax: 919-862-2260	202-756-3300
Fax: 704-444-1111			Fax: 202-756-3333

January 30, 2007

     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Contribution Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of the general partners of the Partnership and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
     Our opinion set forth below is limited to the Delaware Revised Uniform Limited Partnership Act, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such Revised Uniform Limited Partnership Act and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Contribution Agreement, and we do not express any opinion herein concerning any other laws.
     This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.
     Based upon the foregoing, it is our opinion that the Partnership Common Units to be issued in connection with the Transaction are duly authorized and, when issued and delivered by the Partnership under the terms of, and as set forth in, the Contribution Agreement, will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Proxy Statement-Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP
By:	/s/ Gregory M. Chait
Gregory M. Chait, a Partner